As filed with the Securities and Exchange Commission on June 16, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

WEBSENSE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0380839 (IRS Employer Identification No.)

10240 Sorrento Valley Road
San Diego, CA 92121
(Address of principal executive offices) (Zip Code)

WEBSENSE, INC. 2000 STOCK INCENTIVE PLAN
WEBSENSE, INC. 2000 EMPLOYEE STOCK PURCHASE PLAN
WEBSENSE, INC. STOCK OPTION AGREEMENTS
(Full title of the Plans)

Michael A. Newman, Esq.
Vice President, General Counsel
Websense, Inc.
10240 Sorrento Valley Road
San Diego, CA 92121
(Name and address of agent for service)

(858) 320-8000
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed
		Offering	Maximum
Title of	Amount To	Price	Aggregate	Amount of
Securities To Be	Be	Per	Offering	Registration
Registered	Registered (1)	Share (2)	Price (2)	Fee

2000 Stock Incentive Plan
Common Stock, $0.01 par value	869,375 shares	$15.91	$13,831,756	$1,118.99
2000 Employee Stock Purchase Plan
Common Stock, $0.01 par value	217,344 shares	$15.91	$3,457,943	$279.75
Stock Option Agreements granted outside the Registrant’s stock option plans (“Non-Plan Stock Option Agreements”)
Common Stock, $0.01 par value	177,000 shares	$15.91	$2,816,070	$227.82

Totals:	1,263,719 shares		$20,105,769	$1,626.56

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Websense, Inc. 2000 Stock Incentive Plan, the Websense, Inc. 2000 Employee Stock Purchase Plan or the Non-Plan Stock Option Agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling price per share of the Registrant’s Common Stock on June 13, 2003, as reported by the Nasdaq National Market.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

     Websense, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which was filed on March 28, 2003, including information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2003 annual meeting of stockholders, which was filed on April 30, 2003;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, which was filed on May 14, 2003; and

(c)	The Registrant’s Registration Statement on Form 8-A/12-G which was filed with the Commission on March 24, 2000, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

     All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive. The indemnification provisions in the Registrant’s Amended and Restated Certificate of Incorporation and in its Bylaws may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers, forms of which are attached as Exhibits 10.14 and 10.15 to the Registrant’s Registration Statement on Form S-1 (No. 333-95619). The Registrant has also obtained insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under the Amended and Restated Certificate of Incorporation or Bylaws of the Registrant, any agreement, vote of stockholders or directors or otherwise.

Item 7. Exemption from registration claimed

     Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1	Websense, Inc. 2000 Stock Incentive Plan (previously filed as an exhibit to the registrant’s Registration Statement on Form S-1 (No. 333-95619) and incorporated herein by reference).

Exhibit Number	Exhibit
4.2	Websense, Inc. 2000 Employee Stock Purchase Plan (previously filed as an exhibit to the registrant’s Registration Statement on Form S-1 (No. 333-95619) and incorporated herein by reference).

4.3	Form of Websense, Inc. Non-Plan Stock Option Agreement, as amended.

5	Legal Opinion of Michael Newman, Esq.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Michael Newman, Esq. (included in his opinion filed as Exhibit 5).

24	Power of Attorney. Reference is made to the signature page of this Registration Statement.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on this 16th day of June, 2003.

Websense, Inc.

By:	/s/ Douglas C. Wride
Douglas C. Wride Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of Websense, Inc., a Delaware corporation, do hereby constitute and appoint John B. Carrington and Douglas C. Wride, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John B. Carrington	Chairman and Chief Executive	June 16, 2003
John B. Carrington	Officer (principal executive officer)

/s/ Douglas C. Wride	Chief Financial Officer (principal	June 16, 2003
Douglas C. Wride	financial and accounting officer)

/s/ Mark St. Clare Mark St. Clare	Director	June 16, 2003

/s/ Bruce T. Coleman Bruce T. Coleman	Director	June 16, 2003

/s/ John Schaefer John Schaefer	Director	June 16, 2003

/s/ Gary E. Sutton Gary E. Sutton	Director	June 16, 2003

/s/ Peter Waller Peter Waller	Director	June 16, 2003